EXHIBIT 23.3
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related prospectus of Third Wave Technologies, Inc. for the registration of 2,480,313 shares of its common stock and to the incorporation by reference therein of our report dated March 4, 2005, with respect to the consolidated financial statements and schedule of Third Wave Technologies, Inc., as of December 31, 2004 and for the years ended December 31, 2004 and 2003, included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
ERNST & YOUNG LLP
Milwaukee, Wisconsin
January 10, 2007